                                                                      EXHIBIT 99


              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                       (in thousands, except per share)

                                                         Three Months Ended      Nine Months Ended
                                                             September 30,         September 30,
                                                         ------------------      -----------------
                                                          1995         1994       1995       1994
                                                          ----         ----       ----       ----
Net Sales:
   Paper                                               $1,603,439  $1,091,635  $4,491,293  $3,033,364
   Wood Products                                          237,225     293,105     739,827     819,454
                                                       ----------  ----------  ----------  ----------
       Total Net Sales                                 $1,840,664  $1,384,740  $5,231,120  $3,852,818
                                                       ==========  ==========  ==========  ==========

Income From Operations:
   Paper                                               $  423,075  $   35,945  $  997,300  $  (42,444)
   Wood Products                                           34,397      60,827     110,808     181,496
   General Corporate Expense                              (20,146)    (15,749)    (63,128)    (37,048)
                                                       ----------  ----------  ----------  ----------
                                                          437,326      81,023   1,044,980     102,004

Interest and debt expense                                  57,711      60,173     172,239     175,601
Other (income) expense - net  (Note 1)                     (4,035)    (11,004)    (35,288)    (19,392)
                                                       ----------  ----------  ----------  ----------
Income (Loss) Before Income Taxes                         383,650      31,854     908,029     (54,205)

Income Taxes (Benefit)                                    148,067       8,737     353,688     (15,238)
                                                       ----------  ----------  ----------  ----------
Net Income (Loss)                                      $  235,583  $   23,117  $  554,341  $  (38,967)
                                                       ==========  ==========  ==========  ==========
Earnings (Loss) Per Common Share:  (Note 2)
   Primary                                                  $2.47        $.18       $5.74  $     (.64)
                                                       ==========  ==========  ==========  ==========
   Fully Diluted                                            $2.44        $.18       $5.43  $     (.64)
                                                       ==========  ==========  ==========  ==========

Note 1: Other (income) expense - net for the nine months ended September 30, 1995 includes non-recurring gains of $89 million from the sales of certain operations in Canada and non-recurring charges of $68 million primarily for the writedown of certain U.S. paper and wood products assets.

Note 2: Earnings per share was calculated for each three month and nine month period on a stand-alone basis. On June 22, 1995 the company purchased all 7,894,737 shares of Common Stock that were issued on that date upon conversion of the $92.50 Convertible Preference Stock, and on June 30, 1995 the company purchased an additional 2,000,000 shares of Common Stock. In addition, on June 27, 1995 the company called all $149,893,000 of its 6 1/2% Convertible Subordinated Debentures due April 15, 2011 for redemption on August 8, 1995. Virtually all of the Debentures were converted into an aggregate of 4,309,070 shares of common stock during the third quarter. As a result of all of these transactions, the sum of the earnings per share for the first, second and third quarters of 1995 does not equal the earnings per share for the first nine months of 1995.

        If the conversion of the 6 1/2% Convertible Subordinated Debentures had occurred on the first day of each 1995 period presented, primary earnings per share for the three months and nine months ended September 30, 1995 would have been $2.44 and $5.57, respectively.

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                           (in thousands of dollars)


                                                September 30,     December 31,
                                                   1995               1994
                                                 (unaudited)
                                                -------------     ------------
ASSETS:
Cash and temporary cash investments             $  343,108        $   90,948
Receivables - net                                  697,387           562,085
Inventories                                        419,544           441,430
 Prepaid expenses                                   32,236            23,286
Deferred income taxes                               62,125            61,032
                                                ----------        ----------
  Total Current Assets                           1,554,400         1,178,781


Timber and timberlands - net                     1,955,612         1,846,823
Property, plant, and equipment - net             5,497,957         5,602,614
Other assets and deferred charges                  375,611           335,410
                                                ----------        ----------
   Total Assets                                 $9,383,580        $8,963,628
                                                ==========        ==========


LIABILITIES AND SHAREHOLDERS' EQUITY:

Current installments of long-term debt          $  252,802        $  308,922
Short-term bank borrowings                         110,996            90,184
Accounts payable and accrued liabilities           677,727           592,033
Income taxes                                       120,617            43,273
                                                ----------        ----------
   Total Current Liabilities                     1,162,142         1,034,412

Long-term debt                                   2,776,559         2,889,252
Other liabilities                                  683,270           670,761
Deferred income taxes                            1,165,406         1,039,927
Minority interest in subsidiaries                  100,774            68,531
Preference stock, $92.50 cumulative series             ---           300,000
Shareholders' Equity                             3,495,429         2,960,745
                                                ----------        ----------
   Total Liabilities and Shareholders' Equity   $9,383,580        $8,963,628
                                                ==========        ==========